Exhibit 5.01
[Letterhead of GableGotwals]

August 4, 2022

OGE Energy Corp.
321 N. Harvey
Oklahoma City, Oklahoma 73101

Re: Post-Effective Amendment to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to OGE Energy Corp., an Oklahoma corporation (the “Company”), in connection with the Post-Effective Amendment to Registration Statement on Form S-8 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering (i) the number of shares of common stock of the Company, par value $0.01 per share (the “Shares”), remaining available for grant under the OGE Energy Corp. 2013 Stock Incentive Plan (the “Prior Plan”) as of May 19, 2022 (the “Effective Date”) of the OGE Energy Corp 2022 Stock Incentive Plan (the “2022 Plan”) and (ii) Shares subject to outstanding awards under the Prior Plan as of the Effective Date of the 2022 Plan that are forfeited, cancelled, expire unexercised or lapse without issuance (the Shares described in (i) and (ii), the “Prior Plan Shares”). The Prior Plan Shares are to be issued pursuant to the 2022 Plan. This opinion is being furnished to you as a supporting document in connection with the Registration Statement.

For purposes of this opinion, we have examined the following documents:

(a) the Registration Statement;

(b) the 2022 Plan;

(c) the corporate actions taken by the Board of Directors of the Company in connection with the 2022 Plan and the Registration Statement and related matters;

(d) the Restated Certificate of Incorporation of the Company;

(e) the By-Laws of the Company, as amended; and

(f) an executed copy of the Secretary’s Certificate of the Company dated August 4, 2022.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies thereof.

Based on the foregoing and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Prior Plan Shares have been duly authorized and, when issued and delivered in accordance with the 2022 Plan upon receipt of requisite consideration therefor as provided therein, will be validly issued, fully paid and non-assessable.

Each of the matters set forth in this letter is as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any of the matters set forth herein or in any matters upon which the opinions and views set forth in this letter are based.

Our opinions expressed above are limited to the laws of the State of Oklahoma.

Exhibit 5.01
We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ GableGotwals